Exhibit 99.77(c)

ITEM 77C- Matters submitted to a vote of security holders

1.

A special meeting of shareholders of ING Series Fund, Inc. was held on May 4, 2013 to elect 13 nominees to the Board of Directors (the "Board") of the Company.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	198,020,231.751	13,594,478.735	0.000	0.000	211,614,710.486
John V. Boyer	198,066,017.723	13,548,692.763	0.000	0.000	211,614,710.486
Patricia W. Chadwick	198,000,747.773	13,613,962.713	0.000	0.000	211,614,710.486
Albert E. DePrince, Jr.	197,948,547.154	13,666,163.332	0.000	0.000	211,614,710.486
Peter S. Drotch	197,948,721.038	13,665,989.448	0.000	0.000	211,614,710.486
J. Michael Earley	197,947,891.418	13,666,819.068	0.000	0.000	211,614,710.486
Martin J. Gavin	198,054,232.037	13,560,478.449	0.000	0.000	211,614,710.486
Russell H. Jones	197,982,022.307	13,632,688.179	0.000	0.000	211,614,710.486
Patrick W. Kenny	197,976,609.073	13,638,101.413	0.000	0.000	211,614,710.486
Shaun P. Mathews	198,041,053.562	13,573,656.924	0.000	0.000	211,614,710.486
Joseph E. Obermeyer	198,018,011.381	13,596,699.105	0.000	0.000	211,614,710.486
Sheryl K. Pressler	197,945,308.067	13,669,402.419	0.000	0.000	211,614,710.486
Roger B. Vincent	197,921,969.844	13,692,740.642	0.000	0.000	211,614,710.486

The proposals passed.

2.

A special meeting of shareholders of ING Global Target Payment Fund was held on May 6, 2013 to: 1) approve a new investment advisory agreement for the Fund with ING Investments, LLC (“ING Investments”) prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of ING U.S.’s separation plan; 2) approve a new investment sub-advisory agreement between ING Investments and ING Investment Management Co. LLC (“ING IM”) prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of the separation plan; 3) approve an amended advisory fee and sub-advisory fee structure that could increase the advisory fee with respect to ING Global Target Payment Fund; and 4) approve a modification to the current manager-of-managers policy to permit ING Investments, subject to prior approval by the Board, to enter into and materially amend agreements with wholly owned sub-advisers without obtaining the approval of such fund's shareholders.

Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	3,998,283.633	120,128.923	342,356.530	2,083,885.095	6,544,654.181
2	4,011,813.547	105,924.128	343,031.411	2,083,885.095	6,544,654.181
3	3,720,664.534	418,170.372	321,934.430	2,083,884.845	6,544,654.181
4	3,793,812.838	337,595.251	329,360.997	2,083,885.095	6,544,654.181

The proposals did not pass; adjourned to June 6, 2013.

3.

A special meeting of shareholders of ING Global Target Payment Fund was held on June 6, 2013 to: 1) approve a new investment advisory agreement for the fund with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of the separation plan; 2) approve a new investment sub-advisory agreement between ING Investments and ING IM prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of the separation plan; 3) approve an amended advisory fee and sub-advisory fee structure that could increase the advisory fee with respect to ING Global Target Payment Fund; and 4) approve a modification to the current manager-of-managers policy to permit ING Investments, subject to prior approval by the Board, to enter into and materially amend agreements with wholly owned sub-advisers without obtaining the approval of such fund's shareholders.

Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	5,257,433.649	228,114.481	358,668.421	1,513,027.087	7,357,243.638
2	5,203,174.216	220,158.742	420,883.593	1,513,027.087	7,357,243.638
3	4,749,916.652	697,328.939	396,970.959	1,513,027.088	7,357,243.638
4	4,990,779.072	473,366.790	380,070.938	1,513,026.838	7,357,243.638

The proposals did not pass; adjourned to June 12, 2013.

4.

A special meeting of shareholders of ING Global Target Payment Fund was held on June 12, 2013 to: 1) approve a new investment advisory agreement for the fund with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of the separation plan; 2) approve a new investment sub-advisory agreement between ING Investments and ING IM prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by change of control events that occur as part of the separation plan; 3) approve an amended advisory fee and sub-advisory fee structure that could increase the advisory fee with respect to ING Global Target Payment Fund; and 4) approve a modification to the current manager-of-managers policy to permit ING Investments, subject to prior approval by the Board, to enter into and materially amend agreements with wholly owned sub-advisers without obtaining the approval of such fund's shareholders.

Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	5,527,950.633	228,114.481	356,790.763	1,350,700.899	7,463,556.776
2	5,473,691.200	220,158.742	419,005.935	1,350,700.899	7,463,556.776
3	5,020,433.636	697,328.939	395,093.301	1,350,700.900	7,463,556.776
4	5,267,993.516	466,669.330	378,193.280	1,350,700.650	7,463,556.776

The proposals passed.